SCHEDULE 14 C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

(Revised No. 2)

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

Check the appropriate box: [ ] Preliminary Information Statement
[X] Definitive Information Statement (Revised No.2)
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

BIOFORCE NANOSCIENCES HOLDINGS, INC.

_____________________________________________________________________________________________

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14c5(g) and 0-11.

(1) Title of each class of securities to which transaction applies: Not Applicable

(2) Aggregate number of securities to which transaction applies: Not Applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing is calculated and state how it was determined):Not Applicable

(4) Proposed maximum aggregate value of transaction: Not Applicable

(5) Total fee paid:  Not Applicable

[  ] Fee paid previously with preliminary materials:

_____________________________________________________________________________________________

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

(1) Amount previously paid: Not Applicable

(2) Form, Schedule or Registration Statement No. Not Applicable

(3) Filing Party: Not Applicable

(4) Date Filed: Not applicable

-i-

INFORMATION STATEMENT

Relating to a Reverse Stock Split of BioForce Nanosciences Holdings, Inc.

BIOFORCE NANOSCIENCES HOLDINGS, INC.

Dear BioForce Nanosciences Holdings, Inc. Shareholders:

NOTICE IS HEREBY GIVEN that we have received written consents in lieu of a meeting from stockholders representing a majority of our outstanding shares of voting stock, approving a plan of recapitalization to amend our Articles of Incorporation to effect a reverse stock split pursuant to which five (5) shares of the Company’s common stock will be exchanged for one (1) new share of common stock.

As of the close of business on December 2, 2019, the record date for shares entitled to notice of and to sign written consents in connection with the recapitalization, there were 76,352,938 shares of our common stock and zero shares of our preferred stock outstanding. Prior to the mailing of this Information Statement, certain shareholders who represent a majority of our outstanding voting shares, signed written consents approving the actions listed above on the terms and conditions described herein (the “Actions”). As a result, the Actions have been approved and neither a meeting of our stockholders nor additional written consents are necessary. We are not asking you for a Proxy and you are requested not to send us a Proxy. The Actions will be effective 20 days from the mailing of this Information Statement, which is expected to take place on January 7, 2020, and such Actions will result in the following:

1.) The Articles of Incorporation will be amended to effect a reverse stock split pursuant to which five (5) shares of the Company’s common stock will be converted into one (1) shares of new common stock and any fractional shares will be rounded up to one (1) whole share.

The Plan of Recapitalization provides for the mandatory exchange of shares from the current common stock to new common stock representing one-fifth (1/5th) of the previous number of shares held. We urge you to follow the instructions set forth in the attached Information Statement under “Exchange of Stock”.

The Company will pay all costs associated with the distribution of the Information Statement, including the cost of printing and mailing. The Company will reimburse brokerage and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the Information Statement to the beneficial owners of the Company’s common stock.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS:  NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN, AND NO PROXY OR VOTE IS SOLICITED BY THIS NOTICE. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ACTIONS, DESCRIBED MORE SPECIFICALLY BELOW, HAVE ALREADY BEEN APPROVED BY WRITTEN CONSENT OF HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY. A VOTE OF THE REMAINING SHAREHOLDERS IS NOT NECESSARY.

By Order of the Board of Directors,

/s/ Merle Ferguson

Merle Ferguson, President & Chairman

PROPOSAL TO APPROVE A PLAN OF RECAPITALIZATION

AND TO AMEND THE COMPANY’S ARTICLES OF INCORPORATION TO PROVIDE

FOR A REVERSE STOCK SPLIT

INTRODUCTION

The Board of Directors of the Company has unanimously approved a proposal to amend the Company’s Articles of Incorporation to effect a plan of recapitalization that provides for a one-for-five (1-for-5) reverse stock split of our common stock, subject to the approval of such action by the shareholders. Pursuant to written resolutions, the shareholders of the Company voted to approve the proposal to authorize the reverse split. We are now notifying you and the other shareholders that did not participate in the action of the majority of the shareholders. The reverse stock split will take effect, when we file a Certificate of Amendment to the Articles of Incorporation with the Secretary of State of the State of Nevada.

We expect that the Certificate of Amendment will be filed promptly after your receipt of this Information Statement. However, our board of directors may elect not to file, or to delay the filing of, the Certificate of Amendment if they determine that filing the Certificate of Amendment would not be in the best interest of our shareholders.

Under the plan of recapitalization and reverse stock split, each five (5) shares of the Company’s outstanding common stock on the effective date (the “Old Common Stock”) of the reverse stock split (the “Effective Date”) will be automatically changed into and will become one share of the Company’s New Common Stock (the “New Common Stock”). Any resulting fractional shares will not be issued. Shareholders entitled to receive a fractional share as a result of the reverse split will instead receive from the Company a whole share of common stock. The reverse stock split will not change the current per share par value of the Company’s common stock nor change the current number of authorized shares of common stock.  The effective date of the reverse stock split will be the date the articles of amendment are accepted for filing by the Nevada Secretary of State.

REASONS FOR THE REVERSE STOCK SPLIT

The Board of Directors has reviewed the Company’s current business and financial performance. The Board then determined that a reverse stock split was desirable in order to attempt to achieve the following benefits, each of which is described below in more detail:

▪ encourage greater investor interest in the Company’s common stock by making the stock price more attractive to the many investors who refrain from investing in lower-priced stocks; and

▪ reduce trading fees and commissions incurred by shareholders, since these costs are based to some extent on the number of shares traded.

The number of shares reserved for issuance under the Company’s existing stock option plans and employee stock purchase plan, if any, will be reduced to one-fifth (1/5th) the number of shares currently included in the plans.

ENCOURAGE GREATER INVESTOR INTEREST IN THE COMPANY'S COMMON STOCK

The Board of Directors believes that the reverse stock split will encourage greater interest in the Company’s common stock by the investment community. The Board of Directors believes that the current market price of the Company’s common stock may impair its acceptability to institutional investors, professional investors and other members of the investing public. Many institutional and other investors look upon stocks trading at low prices as unduly speculative in nature and, as a matter of policy, avoid investing in such stocks. Further, various brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. If effected, the reverse stock split would reduce the number of outstanding shares of the Company’s common stock, and the Board of Directors anticipates that the trading price of the common stock would increase. The Board of Directors believes that raising the trading price of the Company’s common stock will increase the attractiveness of the common stock to the investment community and possibly promote greater liquidity for the Company’s existing shareholders.

Even though a reverse stock split, by itself, does not impact a company’s assets or prospects, a reverse stock split could result in a decrease in our aggregate market capitalization. Our board of directors, however, believes that this risk is offset by the prospect that the reverse stock split will improve the trading price of its common stock. There can be no assurance, however, that the reverse stock split will succeed in raising the bid price of our common stock, or that a bid price increase, if achieved, would be maintained.

Our common stock is currently registered under Section 12 of the Exchange Act, and as a result, we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of our common stock under the Exchange Act and we have no present intention of terminating its registration under the Exchange Act in order to become a private company.

The reverse split will not materially affect the proportionate equity interest in the Company of any current shareholder or the relative rights, preferences, privileges or priorities of any such shareholder. The Company’s business, management (including all directors and officers), the location of its offices, assets, liabilities and net worth (other than the cost of the reverse split, which are immaterial) will remain the same after the reverse split. The reverse stock split will have the effect of creating additional authorized and unissued shares of our common stock. We have no current plans to issue these shares, however, these shares may be used by us for general corporate purposes in the future.

As of December 2, 2019, there were approximately 230 holders of record of the Company’s existing common stock. The Company does not anticipate that the reverse split will cause the number of holders of record or the beneficial owners to change significantly. The reverse stock split may result in some shareholders owning odd lots of less than 100 shares of common stock. Brokerage commissions and other transaction costs in odd lots are generally somewhat higher than the costs of transactions in round-lots of even multiples of 100 shares.

The direct result of the reverse stock split will be that the approximately 76,352,938 shares of common stock outstanding on December 2, 2019 will become approximately 15,270,588 shares of common stock, and any other shares issued prior to the effectiveness of this proposal will be similarly adjusted. The common stock issued pursuant to the reverse split will be fully paid and non-assessable. All shares of the common stock issued will have the same voting rights and other rights as shares of the existing common stock. If the proposed amendment becomes effective each option to purchase common stock outstanding on the effective date will be automatically adjusted so that the number of shares of common stock issuable upon their exercise shall be divided by five (5) (and corresponding adjustments will be made to the number of shares vested under each outstanding option and under the Company’s option plans, if any) and the exercise price of each option shall be multiplied by five (5), subject to rounding. The result of this adjustment will be that the aggregate exercise price of such options required to be paid after the reverse split will be the same as that required prior to the reverse split and the proportionate ownership interest on exercise of such options will also remain the same.

REDUCE TRADING FEES AND COMMISSIONS INCURRED BY SHAREHOLDERS

Because broker commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of the Company’s common stock, in the absence of the reverse stock split, may continue to result in individual shareholders paying transaction costs (commissions, markups or markdowns) which are a higher percentage of their total share value than would be the case if the stock price was substantially higher. This factor may further limit the willingness of institutions to purchase the Company’s common stock at its current market price.

The Company’s Board of Directors also took into consideration a number of negative factors associated with reverse stock splits, including: the negative perception of reverse stock splits held by many investors, analysts and other stock market participants; the fact that the stock price of some companies that have recently effected reverse stock splits has subsequently declined back to pre-reverse stock split levels; and the costs associated with implementing the reverse stock split. The Board, however, determined that these negative factors were outweighed by the expected benefits described above.

There can be no assurance that the reverse stock split will result in the benefits described above. Specifically, there can be no assurance that the market price of the Company’s common stock immediately after the effective date of the proposed reverse stock split would be maintained for any period of time or that such market price per share would be approximately five times the market price of the Company’s common stock before the reverse stock split. There can also be no assurance that the reverse stock split will not further adversely impact the market price of the Company’s common stock. In addition, it is possible that the liquidity of the Company’s common stock will be adversely affected by the reduced number of shares outstanding after the reverse stock split.

SHARE CERTIFICATES AND FRACTIONAL SHARES

The reverse split will occur on the filing of the Certificate of Amendment with the Nevada Secretary of State without any further action on the part of shareholders of the Company and without regard to the date or dates on which shares of existing common stock are actually surrendered by each holder thereof for shares of the New Common Stock that the shareholder is entitled to receive as a consequence of the reverse split. After the effective date of the amendment, the certificates representing shares of existing common stock will be deemed to represent one-fifth (1/5th) of the number of shares of New Common Stock. As described more fully in the paragraph below under the heading “Exchange of Stock” shares of New Common Stock will be issued electronically to the account of each stockholder.  Any certificates outstanding will be submitted for exchange to the transfer agent.

EXCHANGE OF STOCK

Following the delivery of this Information Statement we will instruct our corporate secretary and transfer agent to begin implementing the exchange to holders of outstanding common stock. As soon as practicable after the effectiveness of the proposed amendment, holders of our common stock will be notified, and/or our transfer agent will electronically exchange the shares in the accounts of shareholders to New Common Stock. Beginning on the date the proposed amendment becomes effective, each certificate representing shares of our Old Common Stock will be deemed for all corporate purposes to evidence ownership of as many shares of New Common Stock after applying the split and otherwise making adjustments for fractional shares as described below. Until surrendered to the Transfer Agent, certificates for Old Common Stock retained by shareholders will be deemed for all purposes including voting and payment of dividends, if any, to represent the number of whole shares of New Common Stock to which its shareholders are entitled as a result of the reverse split.

Most of our shares are held in electronic form at various broker dealers. Shareholders who hold physical certificates, if any, should not send their old certificates to the transfer agent until after the effective date. Shares of Old Common Stock surrendered after the effective date will be replaced by certificates representing shares of New Common Stock as soon as practicable after the surrender. No service charge will be paid by existing shareholders for the exchange of the shares and the Company will pay all expenses of the exchange and issuance of new shares.

FRACTIONAL SHARES

No fractional shares of common stock will be issued as a result of the reverse stock split. In lieu of receiving fractional shares, all such fractions shall be rounded up so that you will receive one whole share for each fractional share to which you would otherwise be entitled.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

The following description of the material federal income tax consequences of the reverse stock split is based upon the Internal Revenue Code, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices all as in effect on the date of this information statement. Changes to these laws could alter the tax consequences described below, possibly with retroactive effect. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. This discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (for example, foreign persons, dealers in securities, tax-exempt organizations, broker-dealers or insurance companies) and does not discuss the tax consequences under the laws of any foreign, state or local jurisdictions. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them.

The Company believes that because the reverse stock split is not part of a plan to increase any shareholder’s proportionate interest in the Company’s assets or earnings and profits, the reverse stock split will likely have the following federal income tax effects: Shareholders who receive New Common Stock solely in exchange for their Old Common Stock will not recognize gain or loss on the exchange. Consequently, the holding period of shares of New Common Stock will include your holding period for the shares of Old Common Stock, provided that the shares of common stock are held by you as a capital asset at the time of the exchange. In addition, your aggregate basis in the New Common Stock will be the same as your aggregate basis of the shares of the Old Common Stock.

YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF THE REVERSE SPLIT IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN TAX LAW.

NO DISSENTER'S RIGHTS

Under Nevada law, you are not entitled to dissenter’s rights or rights of appraisal with respect to the amendment of the articles of incorporation and the reverse stock split.

AMENDMENT TO THE ARTICLES OF INCORPORATION

The Reverse Stock Split Amendment will amend the Company’s Articles of Incorporation to add a new paragraph. At the effective date, without further action on the part of the Company or the holders, each share of the common stock will be converted into one-fifth (1/5th) of a share of old common stock. The Reverse Split Amendment will be filed with the Secretary of State of Nevada and will become effective on the date of the filing.

RECOMMENDATION OF THE BOARD OF DIRECTORS

For the above reasons, we believe that the reverse stock split is in the Company’s best interest and in the best interests of our shareholders. There can be no guarantee, however, that the market price of our common stock after the reverse stock split will be equal to the market price before the reverse stock split multiplied by the split number, or that the market price following the reverse stock split will either exceed or remain in excess of the current market price.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 1, 2019, by (i) each person who is known by us to own beneficially more than 5% of our outstanding common stock; (ii) each of our officers and directors; and (iii) all of our directors and officers as a group.

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned	Percentage Ownership of Common stock (1)

Merle Ferguson 1750 Barbara Lane Encinitas, CA 92024	20,000,000	26.19%
Richard Kaiser 3419 Virginia Beach Blvd., Suite 252 Virginia Beach, VA 23452	10,190,000 (2)	13.35%

Susan Donohue	20,000,000 (3)	26.19%
1239 Artic Street Antigo, WI 54409

All Officers and Directors as a Group (2 persons)	30,190,000	39.54%

(1) Applicable percentage ownership is based on 76,352,938 shares outstanding as of December 01, 2019. There are no options, warrants, rights, conversion privilege or similar right to acquire the common stock of the Company outstanding as of December 1, 2019.

(2) Mr. Kaiser owns directly 10,000,000 shares of common stock and he owns 190,000 shares beneficially through his Company, Yes International, Inc.

(3) Ms. Donohue owns her shares beneficially through her wholly owned companies, TJJR Enterprises, Inc. and Trade Exchange International, Inc.

Exhibits Index

Exhibit 3(i) - Articles of Amendment to the Articles of Incorporation

Exhibit 99.1 -  Plan of Recapitalization